Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 4 to Form S-4 of our report dated  May 5, 2026, which includes an explanatory paragraph relating to ATII Holdings Inc.’s ability to continue as a going concern, relating to the financial statements of ATII Holdings Inc. as of December 31, 2025 and for the period from December 4, 2025 (inception) through December 31, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 15, 2026